Exhibit 99.1

Kopin Reports Strong First-Quarter 2010 Financial Results

Financial Highlights:

  Total Revenues Up 18.5% Year-over-Year to $25.4 Million
  III-V Revenue Increases 110% on Momentum of Mobile Connectivity and Smart Phone Demand
  Kopin Exits First Quarter with $119 Million in Cash and Marketable Securities and No Debt
  Company Affirms 2010 Guidance for Revenue of $120-$130 Million

TAUNTON, Mass.--(BUSINESS WIRE)--May 4, 2010--Kopin Corporation (NASDAQ: KOPN) today announced financial results for the first quarter ended March 27, 2010.

“We are pleased with our results for the first quarter and are off to a good start in 2010,” said Kopin President and Chief Executive Officer Dr. John C.C. Fan. “Revenue from our III-V product family more than doubled year-over-year, reflecting strong growth trends in mobile connectivity and smart phone proliferation. Our proprietary gallium arsenide-based heterojunction bipolar transistor (HBT) technology is core to our product portfolio and is strategic to the competitiveness of our integrated circuit customers.”

“The performance of our display product segment continues on track, with the second half of fiscal 2010 anticipated to be stronger than the first half based on the timing of the government procurement cycle,” Dr. Fan continued. “Our recently announced $27 million follow-on order for liquid crystal display eyepieces for the Army’s Thermal Weapons Sight program reflects the continued strong momentum of our military display technology. We anticipate additional orders for this product in the quarters ahead. In addition, we are receiving extremely positive feedback from beta customers who are field testing our Golden-i platform, and we are seeing significant opportunities unfolding in the consumer 3-D eyewear market.”

Total sales increased 18.5% to $25.4 million in the first quarter of 2010 from $21.5 million for the comparable period in 2009. Revenue for the III-V product family increased 110% to $14.5 million from $6.9 million in the same period of 2009, while display revenue was $10.9 million in the first quarter of 2010 compared with $14.6 million in the same period of 2009.

Kopin reported net income of $1.0 million, or $0.02 per diluted share, for the 2010 first quarter compared with $1.9 million, or $0.03 per diluted share, for the comparable period in 2009. Kopin ended the first quarter of 2010 with $119.0 million in cash and marketable securities and no debt, an increase of $4.5 million from December 26, 2009.

Business Highlights

III-V Products

“The strong performance of our III-V product family is testament to our market-leading proprietary transistor technology that powers many of the world’s smart phones,” Dr. Fan said. “Consumer and professional users alike are looking for greater functionality, higher speeds and lower power consumption. Our 110% year-over-year revenue growth in III-V reflects significant demand for smart phones as users worldwide seek mobile access to content. Our performance also highlights the leading role Kopin’s HBT technology plays in the growth of these advanced 3G devices, which require up to three times more wafer content than conventional handsets.”

“To enhance our III-V technology and new product development efforts, we recently hired Dr. Wayne Johnson as Director of New Business and Product Development and at our Taiwan subsidiary, KTC, we hired Dr. Patrick Chin as Vice President of Technology. Operationally, we are beginning to realize the benefits of our strategic investments in six-inch wafer fabrication equipment. In addition, we are planning to further expand our III-V capacity and capability for 2011 in response to the increasing market demand for our products,” Dr. Fan continued.

Golden-i

“Golden-i represents the confluence of Kopin’s leading proprietary display technology in conjunction with the work of development partners including Hill Crest Labs, Micron Technology, Microsoft, Motorola, Nuance and Texas Instruments,” Dr. Fan continued. “This revolutionary technology platform accelerates mobile media convergence, transcending the small form factor limitations of many handsets and allowing mobile users a unique, hands-free ability to access content through a near-eye virtual computer display. With numerous applications already identified throughout the industrial, military and medical professional end markets, Golden-i is uniquely positioned to become a game-changing mobile content access platform.”

Display Products

“While display revenues were lower in the first quarter of 2010 than the comparable period last year, this decrease resulted from the timing of the government procurement cycle,” Dr. Fan said. “Military order flow can be uneven at times, making this business somewhat challenging to forecast quarter to quarter. However, the year-to-year forecast is more predictable because of the federal budgeting process. We expect revenue from military displays, which carry a higher gross margin than our non-military display products, to be weighted toward the second half of 2010.”

Research and development revenues more than doubled in the first quarter of 2010 to $1.6 million from $0.9 million in the first quarter of 2009, reflecting an increase in design activity associated with military programs and displays for consumer electronics. Research and development expenses increased to $4.3 million in the 2010 first quarter compared with $3.2 million in the first quarter of 2009, driven by increased military activities as well as Golden-i and 3D video eyewear development programs.

In April, Kopin announced production of a new line of full-color VGA and WVGA “shrink” displays measuring 0.35 and 0.44 inches diagonal, respectively. Such “shrink” displays are about 40% smaller than the Company’s conventional displays. Shipments of the VGA display are already underway for Samsung Electronics’ new NX10 hybrid DSLR-style camera and Vuzix Corporation’s Wrap 920 3D video eyewear.

“We are delighted with our success in further shrinking our displays by another 45%. We unveiled at our 25th Anniversary event our groundbreaking new 0.32-inch diagonal WVGA color display (854 by 480 pixels). The world’s tiniest WVGA displays are expected to go into production next year. With this new extremely dense display, we have now achieved our long-standing goal of developing an HD display the size of the human eye. Furthermore, we unveiled several eyewear reference designs incorporating this new display. These eyewear designs position us for the accelerating growth of 3-D applications,” Dr. Fan continued.

“In both military and industrial display products, we continue to engage in new development programs that should result in substantial production in 2011 and beyond,” Dr. Fan said. “To meet the market demand for these display solutions, we recently added three key individuals: Timothy Edwards, Senior Staff Optical Systems Engineer, Dr. Chris Parkinson, Senior Golden-i Software Manager and Mark Stovall, General Manager for our Application and Design Center in Scotts Valley, California. We plan to continue to increase our display bench strength in anticipation of future growth opportunities.”

Business Outlook

“We began 2010 with solid financial performance reflecting the competitiveness of our technology, the strength of our end markets and the discipline of our operations,” Dr. Fan said. “Kopin is strategically well-positioned to benefit from a number of key technology themes, including mobile connectivity and smart phone adoption as well as micro-display and 3-D capability. Each of these is critical to improving and extending the concept of the mobile Internet. Our technology-focused company, supported by 200-plus issued and pending patents, is well-positioned to advance each of these related trends. For full-year 2010, Kopin remains on pace to achieve our revenue guidance of $120 million to $130 million.”

First-Quarter Conference Call

In conjunction with its first-quarter 2010 financial results, Kopin will host a teleconference call for investors and analysts at 9:00 a.m. ET today. To hear the conference call, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call will also be available as a live and archived audio webcast on the "Investors" section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and III-V products, including heterojunction bipolar transistors (HBTs), that are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 20 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

CyberDisplay, Golden-i and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Forward-Looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to: Kopin’s anticipation that the display product segment will be stronger in the second half of fiscal 2010 than the first half; the Company’s belief that its recently announced $27 million follow-on order for liquid crystal display eyepieces for the Army’s Thermal Weapons Sight program reflects the continued strong momentum of Kopin’s military display technology; Kopin’s anticipation of additional military display orders for this product in the quarters ahead; opportunities in the consumer 3-D eyewear market; the benefits of the Company’s strategic investment in six-inch wafer fabrication equipment; Kopin’s expectation to further expand its III-V capacity and capability for 2011 in response to the increasing market demand for our products; the potential of Golden-i to become a game-changing mobile content access platform; the Company’s belief that year-to-year forecast of military revenues is more predictable because of the federal budgeting process; our expectation that military products will have higher gross margins than non-military products; the expectation that military display products will be weighted toward the second half of the year; the expectation that Kopin’s new 0.32-inch diagonal WVGA color displays will go into production next year; the expectation that Kopin’s military and industrial display development programs should result in substantial production in 2011 and beyond; and the Company’s expectation for 2010 revenues in the range of $120 million to $130 million. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential that: the U.S. Army’s Thermal Weapon Sight programs will not continue to ramp production in 2010 or if they do the Company will be unable to produce the product for these programs; field tests of Kopin’s Golden-i Software Developer Kits may prove unsuccessful; the Company may be unable to produce Golden-i in commercial volumes; the relationship between Kopin and its Golden-i technology partners may not be successful, or prospective customers may be unwilling to purchase the product; the Company’s 2010 revenue expectations will turn out to be wrong; manufacturing, marketing or other issues may prevent either the adoption or rapid acceptance of products; the Company will be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may not be successful; the Company could experience the loss of significant customers; costs to produce the Company’s microdisplay and HBT products will increase significantly, or that yields will decline; military programs or funding for military programs involving Kopin’s products will be delayed or cancelled; the Company’s military and commercial customers might be unable to ramp production volumes of its products, or that the Company’s product forecasts will turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; potential claims or liability could arise as a result of the Company’s restatement of its financial statements; the Company could have additional write-downs of its equity investment or charges related to its investments in other companies, including KTC and Kowon; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 26, 2009, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended

	March 27, 2010	March 28, 2009

Revenues:
Product revenues	$23,876,360	$20,586,911
Research and development revenues	1,577,625	888,789
	25,453,985	21,475,700
Expenses:
Cost of product revenues	17,537,947	14,610,281
Research and development	4,295,907	3,151,398
Selling, general and administrative	3,642,534	4,452,893
	25,476,388	22,214,572
Income from operations	(22,403)	(738,872)
Other income and (expense):
Interest and other income	1,367,713	4,191,886
Other expense	(366,209)	(935,672)
	1,001,504	3,256,214

Income before benefit (provision) for income taxes, equity losses in	979,101	2,517,342
unconsolidated affiliate and net loss (income) from noncontrolling interest

Benefit (provision) for income taxes	87,000	(269,000)

Income before equity losses in unconsolidated affiliate and	1,066,101	2,248,342
net loss (income) of noncontrolling interest

Equity losses in unconsolidated affiliate	(92,728)	(148,642)

Income before net loss (income) of noncontrolling interest	973,373	2,099,700

Net loss (income) attributable to noncontrolling interest	63,618	(184,129)

Net income	$1,036,991	$1,915,571

Net income per share:
Basic	$0.02	$0.03
Diluted	$0.02	$0.03

Weighted average number of common shares outstanding:
Basic	66,587,941	68,152,946
Diluted	67,310,636	68,524,533

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	March 27, 2010	December 26, 2009
ASSETS
Current assets:
Cash and marketable securities	$119,060,027	$114,546,501
Accounts receivable, net	16,488,181	19,265,087
Inventory	17,192,488	16,453,869
Prepaid and other current assets	2,347,431	1,951,607

Total current assets	155,088,127	152,217,064

Equipment and improvements, net	19,822,436	20,752,558
Other assets	10,196,665	10,254,846

Total assets	$185,107,228	$183,224,468

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,933,230	$9,615,938
Accrued expenses	5,650,912	5,319,045
Billings in excess of revenue earned	3,313,538	3,084,062

Total current liabilities	15,897,680	18,019,045

Lease commitments	913,504	903,133

Total Kopin Corporation stockholders' equity	164,106,441	160,186,536
Noncontrolling interest	4,189,603	4,115,754
Total stockholders' equity	168,296,044	164,302,290
Total Liabilities and stockholders' equity	$185,107,228	$183,224,468

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates, Inc.
Scott Solomon, 617-542-5300
Vice President
ssolomon@investorrelations.com